EXHIBIT 99.1

Tuesday, January 27, 2026

Contact:	Jason Long, CFO and Secretary
(804) 843-2360

C&F Financial Corporation

Announces Net Income for 2025

Toano, Va., January 27, 2026—C&F Financial Corporation (the Corporation) (NASDAQ: CFFI), the holding company for C&F Bank, today reported consolidated net income of $6.7 million for the fourth quarter of 2025, compared to $6.0 million for the fourth quarter of 2024. The Corporation reported consolidated net income of $27.0 million for the year ended December 31, 2025, compared to $19.9 million for the year ended December 31, 2024. The following table presents selected financial performance highlights for the periods indicated:

	For The Quarter Ended		For the Year Ended
Consolidated Financial Highlights (unaudited)	12/31/2025	12/31/2024	12/31/2025	12/31/2024
Consolidated net income (000's)	$6,716	$6,029	$26,991	$19,918

Earnings per share - basic and diluted	$2.07	$1.87	$8.29	$6.01

Annualized return on average assets	0.97%	0.94%	1.01%	0.80%
Annualized return on average equity	10.41%	10.60%	11.11%	9.02%
Annualized return on average tangible common equity[1]	11.67%	12.17%	12.53%	10.37%

________________________

1 For more information about these non-GAAP financial measures, which are not calculated in accordance with generally accepted accounting principles (GAAP), please see “Use of Certain Non-GAAP Financial Measures” and “Reconciliation of Certain Non-GAAP Financial Measures,” below.

“I am proud to say that C&F delivered a strong performance in a year that called for resilience, prudence, and determined execution of strategic initiatives,” said Tom Cherry, President and Chief Executive Officer of C&F Financial Corporation. "Our diversified business model remains our greatest strength and is a primary catalyst for the increase in earnings in 2025. Specifically, growth in loans and deposits at the community banking segment, wealth advisory revenue at the community banking segment, loan originations at the mortgage banking segment, and efforts to enhance operational efficiencies at the consumer finance segment all combined to drive higher performance. Other important 2025 metrics also speak to the strength of our financial position, including improvement in net interest margin, strong liquidity and capital positions, and outstanding asset quality performance. We remain deeply committed to a strategic plan focused on leveraging our strengths and capturing opportunities that drive above-market results.”

Key highlights for the fourth quarter and the year ended December 31, 2025 are as follows.

●	Community banking segment loans grew $45.3 million, or 11.7 percent annualized, and $136.7 million, or 9.4 percent, compared to September 30, 2025 and December 31, 2024, respectively;
●	Consumer finance segment loans increased $1.0 million, or less than one percent annualized, and decreased $2.5 million, or less than one percent, compared to September 30, 2025 and December 31, 2024, respectively;
●	Deposits increased $47.7 million, or 8.3 percent annualized, and $174.9 million, or 8.1 percent, compared to September 30, 2025 and December 31, 2024, respectively. A portion of the increases in deposits was due to the wind-down of the repurchase agreement program with certain commercial deposit customers during the third quarter of 2025. The balance of these repurchase agreements was $29.0 million at December 31, 2024;
●	Consolidated annualized net interest margin was 4.20 percent for the fourth quarter of 2025 compared to 4.13 percent for the fourth quarter of 2024 and 4.24 percent in the third quarter of 2025. Consolidated net interest margin was 4.21 percent for the year ended December 31, 2025 compared to 4.12 percent for the year ended December 31, 2024;
●	The community banking segment recorded a provision for credit losses of $250,000 and no provision for credit losses for the fourth quarters of 2025 and 2024, respectively, and recorded a net reversal of provision for credit losses of $50,000 and a provision for credit losses of $1.7 million for the years ended December 31, 2025 and 2024, respectively;
●	The consumer finance segment recorded provision for credit losses of $3.3 million and $3.5 million for the fourth quarters of 2025 and 2024, respectively, and recorded provision for credit losses of $11.6 million for each of the years ended December 31, 2025 and 2024, respectively;
●	The consumer finance segment experienced net charge-offs at an annualized rate of 2.86 percent of average total loans for the fourth quarter of 2025 and 2.59 percent for the year ended December 31, 2025, compared to 3.40 percent and 2.62 percent for the same periods of 2024, respectively;
●	Mortgage banking segment loan originations increased $55.5 million, or 42.6 percent, to $186.0 million for the fourth quarter of 2025 compared to the fourth quarter of 2024 and increased $18.9 million, or 11.3 percent compared to the third quarter of 2025. Mortgage loan originations increased $152.5 million, or 28.9 percent, to $680.2 million for the year ended December 31, 2025 compared to the year ended December 31, 2024.

Community Banking Segment.  The community banking segment reported net income of $7.3 million and $27.2 million for the fourth quarter and year ended December 31, 2025, respectively, compared to $6.4 million and $20.3 million for the same periods of 2024, due primarily to:

●	higher interest income resulting from higher average balances of loans and cash reserves and higher average interest rates on securities; and
●	lower provision for credit losses for the year ended December 31, 2025 due primarily to the resolution of a nonperforming commercial real estate loan in the second quarter of 2025 that had carried a specific reserve and a decrease in the growth in loans compared to the year ended December 31, 2024;

partially offset by:

●	higher interest expense for the year ended December 31, 2025 due primarily to higher average balances of interest-bearing deposits, partially offset by lower average rates on deposits;
●	higher salaries and employee benefits due primarily to increased employee incentive accruals associated with improved financial performance and the addition of a seasoned lending team with the expansion into Southwest Virginia in the third quarter of 2025; and
●	higher marketing and advertising expenses related to the Corporation’s strategic marketing initiative, which began in the second half of 2024.

Average loans increased $121.6 million, or 8.5 percent, and $138.4 million, or 10.0 percent, for the fourth quarter and year ended December 31, 2025, respectively, compared to the same periods in 2024, due primarily to growth in the commercial real estate, land acquisition and development, and equity lines segments of the loan portfolio. Average deposits increased $176.5 million, or 8.2 percent, and $152.2 million, or 7.2 percent, for the fourth quarter and year ended December 31, 2025, respectively, compared to the same periods in 2024, due primarily to higher balances of time deposits, savings and money market deposits and noninterest-bearing demand deposits. A portion of the increases in average deposits was due to the wind-down of the repurchase agreement program with certain commercial deposit customers during the third quarter of 2025.

Average interest-earning asset yields were higher for the fourth quarter and year ended December 31, 2025 compared to the same periods of 2024 due primarily to higher average interest rates on securities available for sale and a mix shift in interest-earning assets. Average costs of interest-bearing deposits were lower for the fourth quarter and year ended December 31, 2025 compared to the same periods of 2024 due primarily to decreases in interest rates paid on time deposits, partially offset by higher average rates on savings and money market deposits.

The community banking segment’s nonaccrual loans were $1.1 million at December 31, 2025 compared to $333,000 at December 31, 2024. The increase in nonaccrual loans compared to December 31, 2024 is due primarily to the downgrade of one residential mortgage relationship in the first quarter of 2025. The community banking segment recorded provision for credit losses of $250,000 and net reversals of provision for credit losses of $50,000 for the fourth quarter and year ended December 31, 2025, respectively, compared to no provision for credit losses for the fourth quarter 2024 and $1.7 million for the year ended December 31, 2024. At both December 31, 2025 and 2024, the allowance for credit losses was $17.4 million. The allowance for credit losses as a percentage of total loans decreased to 1.10 percent at December 31, 2025 from 1.20 percent at December 31, 2024. This decrease is due primarily to the resolution of a nonperforming commercial real estate loan that had carried a specific reserve and growth in loans with shorter expected lives, which resulted in lower estimated losses over the life of the loan, partially offset by growth in the loan portfolio. Management believes that the level of the allowance for credit losses is adequate to reflect the net amount expected to be collected.

Mortgage Banking Segment.  The mortgage banking segment reported net income of $250,000 and $2.3 million for the fourth quarter and year ended December 31, 2025, respectively, compared to $87,000 and $1.1 million for the same periods of 2024, due primarily to:

●	higher gains on sales of loans and higher mortgage banking fee income due to higher volume of mortgage loan originations; and
●	higher mortgage lender services fee income;

partially offset by:

●	higher variable expenses tied to mortgage loan origination volume such as commissions and bonuses, reported in salaries and employee benefits; and
●	lower reversal of provision for indemnifications.

Despite the sustained elevated level of mortgage interest rates, higher home prices and low levels of inventory, mortgage banking segment loan originations increased 42.6 percent and 28.9 percent for the fourth quarter and year ended December 31, 2025, respectively, compared to the same periods of 2024. Mortgage loan originations for the mortgage banking segment were $186.0 million for the fourth quarter of 2025, comprised of $149.0 million home purchases and $37.0 million refinancings, compared to $130.4 million, comprised of $114.5 million home purchases and $15.9 million refinancings, for the same period in 2024. Mortgage loan originations for the mortgage banking segment were $680.2 million for the year ended December 31, 2025, comprised of $596.1 million home purchases and $84.1 million refinancings, compared to $527.8 million, comprised of $477.6 million home purchases and $50.2 million refinancings, for the same period in 2024. Mortgage loan originations in the fourth quarter of 2025 increased $18.9 million compared to the third quarter of 2025 due in part to a decrease in market interest rates driving an increase in refinancings. Mortgage loan segment originations include originations of loans sold to the community banking segment, at prices similar to those paid by third-party investors. These transactions are eliminated to reach consolidated totals.

Through the Lender Solutions division of the mortgage banking segment, mortgage lender services fee income is derived from providing mortgage origination functions to third-party mortgage lenders for a fee. Mortgage lender services fee income increased for the fourth quarter and year ended December 31, 2025 compared to the same periods in 2024 due primarily to increased mortgage loan volume in the industry, an increase in fees and types of services provided, and an increase in the number of third-party mortgage lenders serviced.

During the fourth quarter and year ended December 31, 2025, the mortgage banking segment recorded net reversals of provision for indemnification losses of $55,000 and $190,000, respectively, compared to net reversals of provision for indemnification losses of $85,000 and $460,000 in the same periods of 2024. The allowance for indemnifications was $1.2 million and $1.3 million at December 31, 2025 and December 31, 2024, respectively. The release of indemnification reserves in 2025 and 2024 was due primarily to lower volume of mortgage loan originations in recent years, improvement in the mortgage banking segment’s assessment of borrower payment performance and other factors affecting expected losses on mortgage loans sold in the secondary market, such as time since origination. The net releases in 2025 decreased compared to the same periods in 2024 due primarily to the increased mortgage loan originations in 2025 compared to 2024. Management believes that the indemnification reserve is sufficient to absorb losses related to loans that have been sold in the secondary market.

Consumer Finance Segment.  The consumer finance segment reported net income of $233,000 and $1.2 million for the fourth quarter and year ended December 31, 2025, compared to $272,000 and $1.4 million for the same periods in 2024, due primarily to:

●	lower interest income resulting from lower average balances of loans, partially offset by higher loan yields; and
●	higher loan processing and collection expenses;

partially offset by:

●	lower interest expense allocation on borrowings from the community banking segment as a result of lower average balances of borrowings;
●	lower salaries and employee benefits expense due to an effort to reduce overhead costs; and
●	lower provision for credit losses for the fourth quarter of 2025 due primarily to lower net charge-offs.

Average loans decreased $9.5 million, or 2.0 percent, and $12.3 million, or 2.6 percent, for the fourth quarter and year ended December 31, 2025, respectively, compared to the same periods in 2024 due primarily to a decrease in marine and recreational vehicle loans as the third party administrator of that program significantly decreased sales of those loans to outside parties during 2025, which led to the consumer finance segment ending future purchases under the program during the third quarter of 2025. The marine and recreational vehicle portfolio is expected to run off over the next several years as scheduled borrower payments are made on the existing loans. The consumer finance segment experienced net charge-offs of 2.59 percent of average total loans for the year ended December 31, 2025, compared to 2.62 percent for the year ended December 31, 2024. At December 31, 2025, total delinquent loans as a percentage of total loans was 4.38 percent, compared to 3.90 percent at December 31, 2024, and 4.00 percent at September 30, 2025.

The consumer finance segment, at times, offers payment deferrals as a portfolio management technique to achieve higher ultimate cash collections on select loan accounts. A significant reliance on deferrals as a means of managing collections may result in a lengthening of the loss confirmation period, which would increase expectations of credit losses inherent in the portfolio. Average amounts of payment deferrals of automobile loans on a monthly basis, which are not included in delinquent loans, were 2.50 percent and 1.97 percent of average automobile loans outstanding during the fourth quarter and year ended December 31, 2025, respectively, compared to 2.11 percent and 1.80 percent during the same periods during 2024. The allowance for credit losses was $22.3 million at December 31, 2025 compared to $22.7 million at December 31, 2024. The allowance for credit losses as a percentage of total loans was 4.79 percent at December 31, 2025 compared to 4.86 percent at December 31, 2024. Management believes that the level of the allowance for credit losses is adequate to reflect the net amount expected to be collected. If loan performance deteriorates resulting in further elevated delinquencies or net charge-offs, the provision for credit losses may increase in future periods.

Liquidity. The objective of the Corporation’s liquidity management is to ensure the continuous availability of funds to satisfy the credit needs of our customers and the demands of our depositors, creditors and investors. Uninsured deposits represent an estimate of amounts above the Federal Deposit Insurance Corporation (FDIC) insurance coverage limit of $250,000. As of December 31, 2025, the Corporation’s uninsured deposits were approximately $710.4 million, or 30.3 percent of total deposits. Excluding intercompany cash holdings and municipal deposits, which are secured with pledged securities, amounts uninsured were approximately $527.8 million, or 22.5 percent of total deposits as of December 31, 2025. The Corporation’s liquid assets, which include cash and due from banks, interest-bearing deposits at other banks and nonpledged securities available for sale, were $537.1 million and borrowing availability was $674.8 million as of December 31, 2025, which in total exceed uninsured deposits, excluding intercompany cash holdings and secured municipal deposits, by $684.1 million as of December 31, 2025.

In addition to deposits, the Corporation utilizes short-term and long-term borrowings as sources of funds. Short-term borrowings from the Federal Reserve Bank and the Federal Home Loan Bank of Atlanta (FHLB) may be used to fund the Corporation’s day-to-day operations. Short-term borrowings may also include securities sold under agreements to repurchase.  Total borrowings decreased to $113.3 million at December 31, 2025 from $122.6 million at December 31, 2024 due primarily to the wind-down of the repurchase agreement program with certain commercial deposit customers of the community banking segment during the third quarter of 2025, partially offset by an increase in the Corporation’s subordinated debt.

Additional sources of liquidity available to the Corporation include cash flows from operations, loan payments and payoffs, deposit growth, maturities, calls and sales of securities, the issuance of brokered certificates of deposit and the capacity to borrow additional funds.

Capital and Dividends.  The Corporation declared cash dividends during the year ended December 31, 2025, totaling $1.84 per share, including a quarterly cash dividend of 46 cents per share during the fourth quarter of 2025, which was paid on January 1, 2026. These dividends represent a payout ratio of 22.2 percent of earnings per share for both the fourth quarter and the year ended December 31, 2025. The Board of Directors of the Corporation continually reviews the amount of cash dividends per share and the resulting dividend payout ratio in light of changes in economic conditions, current and future capital levels and requirements, and expected future earnings.

Total consolidated equity increased $35.4 million at December 31, 2025, compared to December 31, 2024, due primarily to net income and lower unrealized losses in the market value of securities available for sale, which are recognized as a component of other comprehensive income, partially offset by dividends paid on the Corporation’s common stock. The Corporation’s securities available for sale are fixed income debt securities and their unrealized loss position is a result of increased market interest rates since they were purchased. The Corporation expects to recover its investments in debt securities through scheduled payments of principal and interest. Unrealized losses are not expected to affect the earnings or regulatory capital of the Corporation or C&F Bank. The accumulated other comprehensive loss related to the Corporation’s securities available for sale, net of deferred income taxes, decreased to $10.2 million at December 31, 2025 compared to $23.7 million at December 31, 2024 due primarily to fluctuations in debt security market interest rates and a decrease in the balance of securities available for sale in an unrealized loss position as a result of maturities, calls and paydowns.

As of December 31, 2025, C&F Bank was categorized as well capitalized under the FDIC’s regulatory framework for prompt corrective action. To be categorized as well capitalized under regulations applicable at December 31, 2025, C&F Bank was required to maintain minimum total risk-based, Tier 1 risk-based, CET1 risk-based and Tier 1 leverage ratios. In addition to the regulatory risk-based capital requirements, C&F Bank must maintain a capital conservation buffer of additional capital of 2.5 percent of risk-weighted assets as required by the Basel III capital rules.  The Corporation and C&F Bank exceeded these ratios at December 31, 2025. For additional information, see “Capital Ratios” below.  The above mentioned ratios are not impacted by unrealized losses on securities available for sale. In the event that all of these unrealized losses become realized into earnings, the Corporation and C&F Bank would both continue to exceed minimum capital requirements, including the capital conservation buffer, and be considered well capitalized.

The Corporation had a share repurchase program that was authorized by the Board of Directors to repurchase up to $5.0 million of the Corporation’s common stock, effective January 1, 2025 through December 31, 2025 (the 2025 Repurchase Program). During the year ended December 31, 2025, the Corporation did not make any repurchases of its common stock under the 2025 Repurchase Program. In December 2025, the Board of Directors authorized a new program, effective January 1, 2026 through December 31, 2026, to repurchase up to $5.0 million of the Corporation’s common stock (the 2026 Repurchase Program).

About C&F Financial Corporation.  The Corporation’s common stock is listed for trading on The Nasdaq Stock Market under the symbol CFFI.  The common stock closed at a price of $71.60 per share on January 26, 2026.  At December 31, 2025, the book value per share of the Corporation was $80.64 and the tangible book value per share was $72.60.  For more information about the Corporation’s tangible book value per share, which is not calculated in accordance with GAAP, please see “Use of Certain Non-GAAP Financial Measures” and “Reconciliation of Certain Non-GAAP Financial Measures,” below.

C&F Bank operates 31 banking offices and five commercial loan offices located throughout Virginia and offers full wealth management services through its subsidiary C&F Wealth Management, Inc. C&F Mortgage Corporation and its subsidiary C&F Select LLC provide mortgage loan origination services through offices located in Virginia and the surrounding states. C&F Finance Company provides automobile, marine and recreational vehicle loans through indirect lending programs offered primarily in the Mid-Atlantic, Midwest and Southern United States from its headquarters in Henrico, Virginia.

Additional information regarding the Corporation’s products and services, as well as access to its filings with the Securities and Exchange Commission (SEC), are available on the Corporation’s website at http://www.cffc.com.

Use of Certain Non-GAAP Financial Measures. The accounting and reporting policies of the Corporation conform to GAAP in the United States and prevailing practices in the banking industry. However, certain non-GAAP measures are used by management to supplement the evaluation of the Corporation’s performance. These include net tangible income attributable to the Corporation, return on average tangible common equity (ROTCE), tangible book value per share, price to tangible book value ratio, and the following fully-taxable equivalent (FTE) measures: interest and fees on loans-FTE, interest and dividends on securities-FTE, total interest income-FTE and net interest income-FTE. Interest on tax-exempt loans and securities is presented on a taxable-equivalent basis (which converts the income on loans and investments for which no income taxes are paid to the equivalent yield as if income taxes were paid) using the federal corporate income tax rate of 21 percent that was applicable for all periods presented.

Management believes that the use of these non-GAAP measures provides meaningful information about operating performance by enhancing comparability with other financial periods, other financial institutions, and between different sources of interest income. The non-GAAP measures used by management enhance comparability by excluding the effects of balances of intangible assets, including goodwill, that vary significantly between institutions, and tax benefits that are not consistent across different opportunities for investment. These non-GAAP financial measures should not be considered an alternative to, or more important than, GAAP-basis financial statements, and other bank holding companies may define or calculate these or similar measures differently. A reconciliation of the non-GAAP financial measures used by the Corporation to evaluate and measure the Corporation’s performance to the most directly comparable GAAP financial measures is presented below in the “Reconciliation of Certain Non-GAAP Financial Measures,” “Fully Taxable Equivalent Net Interest Income” and “Tangible Book Value Per Share” tables.

Forward-Looking Statements.  This press release contains statements concerning the Corporation’s expectations, plans, objectives or beliefs regarding future financial performance and other statements that are not historical facts, which may constitute “forward-looking statements” as defined by federal securities laws. Forward-looking statements generally can be identified by the use of words such as “believe,” “expect,” “anticipate,” “estimate,” “plan,” “may,” “might,” “will,” “intend,” “target,” “should,” “could,” or similar expressions, and are not statements of historical fact, and are based on management’s beliefs, assumptions and expectations regarding future events or performance as of the date of this press release, taking into account all information currently available. These statements may include, but are not limited to: statements made in Mr. Cherry’s quotation and statements regarding expected future operations and financial performance; expected trends in yields on loans; expected future recovery of investments in debt securities; future dividend payments and share repurchases; deposit trends; charge-offs and delinquencies; changes in cost of funds and net interest margin and items affecting net interest margin; strategic business initiatives, including our expansion into Southwest Virginia, and the anticipated effects thereof; changes in interest rates and the effects thereof on net interest income; expected impact of unrealized losses on earnings and regulatory capital of the Corporation or C&F Bank; expected renewal of unsecured federal funds agreements; mortgage loan originations; expectations regarding C&F Bank’s regulatory risk-based capital requirement levels; competition; our loan portfolio; our digital services; deposit trends; improving operational efficiencies; retention of qualified loan officers and expectations regarding new mortgage loan originations; higher quality automobile loan contracts; expectations regarding the runoff of the marine and recreational vehicle portfolio; technology initiatives; our diversified business strategy; asset quality; credit quality; adequacy of allowances for credit losses and the level of future charge-offs, market interest rates and housing inventory and resulting effects in mortgage loan origination volume; sources of liquidity; adequacy of the reserve for indemnification losses related to loans sold in the secondary market; capital levels; the effect of future market and industry trends and conditions; the effects of future interest rate levels and fluctuations; cybersecurity risks; and inflation. These forward-looking statements are subject to significant risks and uncertainties due to factors that could have a material adverse effect on the operations and future prospects of the Corporation including, but not limited to, changes in:

●	interest rates, such as volatility in short-term interest rates or yields on U.S. Treasury bonds, fluctuations in interest rates following actions by the Federal Reserve and increases or volatility in mortgage interest rates
●	general business conditions, as well as conditions within the financial markets
●	general economic conditions, including unemployment levels, inflation rates, supply chain disruptions, slowdowns in economic growth and government shutdowns
●	general market conditions, including disruptions due to pandemics or significant health hazards, severe weather conditions, natural disasters, terrorist activities, financial crises, political crises, changes in trade policy and the implementation of tariffs, geopolitical tensions, war and other military conflicts or other major events, or the prospect of these events
●	average loan yields and securities yields and average costs of interest-bearing deposits and borrowings

●	financial services industry conditions, including bank failures or rumors of such failures, the soundness of other financial institutions or concerns involving liquidity, along with actions taken by governmental agencies to address such conditions, and the effects on financial institutions, including us, on, among other things, the ability to attract or retain depositors and to borrow or raise capital
●	labor market conditions, including attracting, hiring, training, motivating and retaining qualified employees
●	the legislative and regulatory climate, regulatory initiatives with respect to financial institutions, products and services, the Consumer Financial Protection Bureau (the CFPB) and the regulatory and enforcement activities of the CFPB
●	monetary and fiscal policies of the U.S. Government, including policies of the FDIC, U.S. Department of the Treasury and the Board of Governors of the Federal Reserve System, and the effect of these policies on interest rates and business in our markets
●	demand for financial services in the Corporation’s market areas
●	the value of securities held in the Corporation’s investment portfolios
●	the quality or composition of the loan portfolios and the value of the collateral securing those loans
●	the inventory level, demand and fluctuations in the pricing of used automobiles, including sales prices of repossessed vehicles
●	the level of automobile loan delinquencies or defaults and our ability to repossess automobiles securing delinquent automobile finance installment contracts
●	the level of net charge-offs on loans and the adequacy of our allowance for credit losses
●	the level of indemnification losses related to mortgage loans sold
●	demand for loan products
●	deposit flows
●	the strength of the Corporation’s counterparties
●	the availability of lines of credit from the FHLB and other counterparties
●	competition from both banks and non-banks, including competition in the automobile finance market
●	services provided by, or the level of the Corporation’s reliance upon third parties for key services
●	the commercial and residential real estate markets, including changes in property values
●	the demand for residential mortgages and conditions in the secondary residential mortgage loan markets
●	the Corporation’s technology initiatives and other strategic initiatives
●	the Corporation’s branch expansion, relocation and consolidation plans
●	cyber threats, attacks or events
●	C&F Bank’s product offerings
●	accounting principles, policies and guidelines, and elections made by the Corporation thereunder.

These risks and uncertainties, and the risks discussed in more detail in the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2024 and other reports filed with the SEC should be considered in evaluating the forward-looking statements contained herein. Readers should not place undue reliance on any forward-looking statement. There can be no assurance that actual results will not differ materially from historical results or those expressed in or implied by such forward-looking statements, or that the beliefs, assumptions and expectations underlying such forward-looking statements will be proven to be accurate. Forward-looking statements are made as of the date of this press release, and we undertake no obligation to update or revise any forward-looking statement to reflect events or circumstances arising after the date on which the statement was made, except as otherwise required by law.

C&F Financial Corporation

Selected Financial Information

(dollars in thousands, except for per share data)

(unaudited)

Financial Condition	12/31/2025	12/31/2024
Interest-bearing deposits in other banks	$65,510	$49,423
Securities - available for sale, at fair value	458,111	418,625
Loans held for sale, at fair value	40,911	20,112
Loans, net:
Community banking segment	1,572,883	1,436,226
Consumer finance segment	442,016	444,085
Total assets	2,768,494	2,563,374
Deposits	2,345,723	2,170,860
Repurchase agreements	-	28,994
Other borrowings	113,335	93,615
Total equity	262,348	226,970

	For The		For The
	Quarter Ended		Year Ended
Results of Operations	12/31/2025	12/31/2024	12/31/2025	12/31/2024
Interest income	$39,321	$36,443	$151,499	$139,594
Interest expense	11,803	11,343	45,289	42,819
Provision for credit losses:
Community banking segment	250	-	(50)	1,650
Consumer finance segment	3,300	3,500	11,600	11,600
Noninterest income:
Gains on sales of loans	1,778	1,250	7,979	6,064
Other	6,588	5,700	26,652	24,474
Noninterest expenses:
Salaries and employee benefits	14,027	11,953	56,776	53,578
Other	10,214	9,363	39,444	36,352
Income tax expense	1,377	1,205	6,080	4,215
Net income	6,716	6,029	26,991	19,918

Fully-taxable equivalent (FTE) amounts[1]
Interest and fees on loans-FTE	34,893	33,122	135,821	127,288
Interest and dividends on securities-FTE	3,892	3,046	14,415	12,079
Total interest income-FTE	39,649	36,731	152,734	140,741
Net interest income-FTE	27,846	25,388	107,445	97,922

________________________

1For more information about these non-GAAP financial measures, please see “Use of Certain Non-GAAP Financial Measures” and “Reconciliation of Certain Non-GAAP Financial Measures.”

	For the Quarter Ended
	12/31/2025			12/31/2024
	Average	Income/	Yield/	Average	Income/	Yield/
Yield Analysis	Balance	Expense	Rate	Balance	Expense	Rate
Assets
Loans:
Community banking segment[1]	$1,559,824	$21,745	5.53%	$1,438,195	$20,036	5.54%
Mortgage banking segment	42,170	641	6.03	30,674	486	6.30
Consumer finance segment	464,312	12,507	10.69	473,816	12,600	10.58
Total loans	2,066,306	34,893	6.70	1,942,685	33,122	6.78
Securities - available for sale:
Taxable	343,596	2,566	2.99	321,796	1,898	2.36
Tax-exempt[1]	127,369	1,326	4.16	120,119	1,148	3.82
Total securities - available for sale	470,965	3,892	3.31	441,915	3,046	2.76
Interest-bearing deposits in other banks	97,051	864	3.53	58,212	563	3.85
Total earning assets	2,634,322	39,649	5.98	2,442,812	36,731	5.98
Allowance for credit losses	(40,259)			(40,930)
Total non-earning assets	165,364			159,082
Total assets	$2,759,427			$2,560,964

Liabilities and Equity
Interest-bearing deposits:
Interest-bearing demand deposits	$333,690	552	0.66	$331,156	601	0.72
Savings and money market deposit accounts	554,179	1,776	1.27	475,427	1,162	0.97
Time deposits	892,338	7,857	3.49	811,224	8,325	4.08
Total interest-bearing deposits	1,780,207	10,185	2.27	1,617,807	10,088	2.48
Borrowings:
Repurchase agreements	—	—	—	30,673	131	1.71
Other borrowings	113,484	1,618	5.70	93,765	1,124	4.79
Total borrowings	113,484	1,618	5.70	124,438	1,255	4.03
Total interest-bearing liabilities	1,893,691	11,803	2.48	1,742,245	11,343	2.59
Noninterest-bearing demand deposits	562,011			547,890
Other liabilities	45,751			43,379
Total liabilities	2,501,453			2,333,514
Equity	257,974			227,450
Total liabilities and equity	$2,759,427			$2,560,964
Net interest income		$27,846			$25,388
Interest rate spread			3.50%			3.39%
Interest expense to average earning assets			1.78%			1.85%
Net interest margin			4.20%			4.13%

________________________

1 Interest on tax-exempt loans and securities is presented on a taxable-equivalent basis using the federal corporate income tax rate of 21 percent that was applicable for all periods presented. For more information about these non-GAAP financial measures, please see “Use of Certain Non-GAAP Financial Measures” and “Reconciliation of Certain Non-GAAP Financial Measures.”

	For the Year Ended
	12/31/2025			12/31/2024
	Average	Income/	Yield/	Average	Income/	Yield/
Yield Analysis	Balance	Expense	Rate	Balance	Expense	Rate
Assets
Loans:
Community banking segment[1]	$1,516,513	$84,306	5.56%	$1,378,131	$75,707	5.49%
Mortgage banking segment	36,731	2,336	6.36	30,737	1,897	6.17
Consumer finance segment	464,443	49,179	10.59	476,775	49,684	10.42
Total loans	2,017,687	135,821	6.73	1,885,643	127,288	6.75
Securities - available for sale:
Taxable	340,860	9,475	2.78	335,647	7,563	2.25
Tax-exempt[1]	122,346	4,940	4.04	119,978	4,516	3.76
Total securities - available for sale	463,206	14,415	3.11	455,625	12,079	2.65
Interest-bearing deposits in other banks	69,065	2,498	3.62	37,238	1,374	3.69
Total earning assets	2,549,958	152,734	5.99	2,378,506	140,741	5.92
Allowance for credit losses	(40,633)			(40,736)
Total non-earning assets	158,470			156,726
Total assets	$2,667,795			$2,494,496

Liabilities and Equity
Interest-bearing deposits:
Interest-bearing demand deposits	$322,732	2,076	0.64	$327,700	2,170	0.66
Savings and money market deposit accounts	527,951	6,289	1.19	476,707	4,424	0.93
Time deposits	852,766	31,093	3.65	767,721	31,465	4.10
Total interest-bearing deposits	1,703,449	39,458	2.32	1,572,128	38,059	2.42
Borrowings:
Repurchase agreements	15,902	236	1.48	27,754	456	1.64
Other borrowings	105,005	5,595	5.33	91,713	4,304	4.69
Total borrowings	120,907	5,831	4.82	119,467	4,760	3.98
Total interest-bearing liabilities	1,824,356	45,289	2.48	1,691,595	42,819	2.53
Noninterest-bearing demand deposits	557,743			536,828
Other liabilities	42,663			45,217
Total liabilities	2,424,762			2,273,640
Equity	243,033			220,856
Total liabilities and equity	$2,667,795			$2,494,496
Net interest income		$107,445			$97,922
Interest rate spread			3.51%			3.39%
Interest expense to average earning assets			1.78%			1.80%
Net interest margin			4.21%			4.12%

________________________

1 Interest on tax-exempt loans and securities is presented on a taxable-equivalent basis using the federal corporate income tax rate of 21 percent that was applicable for all periods presented. For more information about these non-GAAP financial measures, please see “Use of Certain Non-GAAP Financial Measures” and “Reconciliation of Certain Non-GAAP Financial Measures.”

	12/31/2025
Funding Sources	Capacity	Outstanding	Available
Unsecured federal funds agreements	$75,000	$—	$75,000
Borrowings from FHLB	276,703	40,000	236,703
Borrowings from Federal Reserve Bank	363,100	—	363,100
Total	$714,803	$40,000	$674,803

Asset Quality	12/31/2025	12/31/2024
Community Banking
Total loans	$1,590,301	$1,453,605
Nonaccrual loans	$1,135	$333

Allowance for credit losses (ACL)	$17,418	$17,379
Nonaccrual loans to total loans	0.07%	0.02%
ACL to total loans	1.10%	1.20%
ACL to nonaccrual loans	1,534.63%	5,218.92%
Year-to-date net charge-offs to average loans	0.01%	0.01%

Consumer Finance
Total loans	$464,275	$466,793
Nonaccrual loans	$1,022	$614
Repossessed assets	$937	$779
ACL	$22,259	$22,708
Nonaccrual loans to total loans	0.22%	0.13%
ACL to total loans	4.79%	4.86%
ACL to nonaccrual loans	2,177.98%	3,698.37%
Year-to-date net charge-offs to average loans	2.59%	2.62%

	For The		For The
	Quarter Ended		Year Ended
Other Performance Data	12/31/2025	12/31/2024	12/31/2025	12/31/2024
Net income (loss):
Community banking	$7,292	$6,364	$27,231	$20,284
Mortgage banking	250	87	2,307	1,108
Consumer finance	233	272	1,229	1,414
Other[1]	(1,059)	(694)	(3,776)	(2,888)
Total	$6,716	$6,029	$26,991	$19,918

Net income attributable to C&F Financial Corporation	$6,701	$6,037	$26,835	$19,834

Earnings per share - basic and diluted	$2.07	$1.87	$8.29	$6.01
Weighted average shares outstanding - basic and diluted	3,238,417	3,226,999	3,237,548	3,299,574

Annualized return on average assets	0.97%	0.94%	1.01%	0.80%
Annualized return on average equity	10.41%	10.60%	11.11%	9.02%
Annualized return on average tangible common equity[2]	11.67%	12.17%	12.53%	10.37%
Dividends declared per share	$0.46	$0.44	$1.84	$1.76

Mortgage loan originations - mortgage banking	$185,956	$130,426	$680,247	$527,750
Mortgage loans sold - mortgage banking	178,671	154,552	660,015	522,001

________________________

1	Includes results of the holding company that are not allocated to the business segments and elimination of inter-segment activity.
2	For more information about these non-GAAP financial measures, please see “Use of Certain Non-GAAP Financial Measures” and “Reconciliation of Certain Non-GAAP Financial Measures.”

Market Ratios	12/31/2025	12/31/2024
Market value per share	$72.59	$71.25
Book value per share	$80.64	$70.00
Price to book value ratio	0.90	1.02
Tangible book value per share[1]	$72.60	$61.86
Price to tangible book value ratio[1]	1.00	1.15
Price to earnings ratio (ttm)	8.76	11.86

________________________

[1]	For more information about these non-GAAP financial measures, please see “Use of Certain Non-GAAP Financial Measures” and “Reconciliation of Certain Non-GAAP Financial Measures.”

			Minimum Capital
Capital Ratios	12/31/2025	12/31/2024	Requirements[3]
C&F Financial Corporation[1]
Total risk-based capital ratio	15.2%	14.1%	8.0%
Tier 1 risk-based capital ratio	12.2%	11.9%	6.0%
Common equity tier 1 capital ratio	11.0%	10.7%	4.5%
Tier 1 leverage ratio	10.0%	9.8%	4.0%

C&F Bank[2]
Total risk-based capital ratio	14.8%	13.5%	8.0%
Tier 1 risk-based capital ratio	13.6%	12.3%	6.0%
Common equity tier 1 capital ratio	13.6%	12.3%	4.5%
Tier 1 leverage ratio	11.1%	10.1%	4.0%

________________________

[1]

The Corporation, a small bank holding company under applicable regulations and guidance, is not subject to the minimum regulatory capital regulations for bank holding companies. The regulatory requirements that apply to bank holding companies that are subject to regulatory capital requirements are presented above, along with the Corporation’s capital ratios as determined under those regulations.

[2]	All ratios at December 31, 2025 are estimates and subject to change pending regulatory filings. All ratios at December 31, 2024 are presented as filed.
[3]	The ratios presented for minimum capital requirements are those to be considered adequately capitalized.

	For The Quarter Ended		For The Year Ended
	12/31/2025	12/31/2024	12/31/2025	12/31/2024
Reconciliation of Certain Non-GAAP Financial Measures
Return on Average Tangible Common Equity
Average total equity, as reported	$257,974	$227,450	$243,033	$220,856
Average goodwill	(25,191)	(25,191)	(25,191)	(25,191)
Average other intangible assets	(924)	(1,183)	(1,017)	(1,273)
Average noncontrolling interest	(479)	(518)	(693)	(649)
Average tangible common equity	$231,380	$200,558	$216,132	$193,743

Net income	$6,716	$6,029	$26,991	$19,918
Amortization of intangibles	50	64	238	260
Net income attributable to noncontrolling interest	(15)	8	(156)	(84)
Net tangible income attributable to C&F Financial Corporation	$6,751	$6,101	$27,073	$20,094

Annualized return on average equity, as reported	10.41%	10.60%	11.11%	9.02%
Annualized return on average tangible common equity	11.67%	12.17%	12.53%	10.37%

	For The Quarter Ended		For The Year Ended
	12/31/2025	12/31/2024	12/31/2025	12/31/2024
Fully Taxable Equivalent Net Interest Income[1]
Interest income on loans	$34,842	$33,075	$135,623	$127,089
FTE adjustment	51	47	198	199
FTE interest and fees on loans	$34,893	$33,122	$135,821	$127,288

Interest income on securities	$3,615	$2,805	$13,378	$11,131
FTE adjustment	277	241	1,037	948
FTE interest and dividends on securities	$3,892	$3,046	$14,415	$12,079

Total interest income	$39,321	$36,443	$151,499	$139,594
FTE adjustment	328	288	1,235	1,147
FTE interest income	$39,649	$36,731	$152,734	$140,741

Net interest income	$27,518	$25,100	$106,210	$96,775
FTE adjustment	328	288	1,235	1,147
FTE net interest income	$27,846	$25,388	$107,445	$97,922

________________________

________________

1	Assuming a tax rate of 21%.

	12/31/2025	12/31/2024
Tangible Book Value Per Share
Equity attributable to C&F Financial Corporation	$261,753	$226,360
Goodwill	(25,191)	(25,191)
Other intangible assets	(909)	(1,147)
Tangible equity attributable to C&F Financial Corporation	$235,653	$200,022

Shares outstanding	3,245,972	3,233,672

Book value per share	$80.64	$70.00
Tangible book value per share	$72.60	$61.86